Exhibit 99.1

Team,

On behalf of myself and the co-founders, I want to share the most difficult decision we’ve had to make since starting Amplitude over ten years ago. Today, we are reducing the size of our global team by 13%.

Of the 99 roles in total, the majority of those impacted are in the GTM organization, with the balance coming from product development, the CFO organization, and the people & places team. The impacted employees received an email from me about 15 minutes ago and they’re being invited to 1:1 meetings to discuss the transition. For those working in North America, today (April 5) will be their last day. In EMEA and APJ, it will be tomorrow (April 6).

To those of you who are impacted, we are sorry. The responsibility for everything leading us here is fully on myself, Curtis, and Jeffrey.

I want to give you context on why we’re making this decision. We’ve always strived to be disciplined in our approach to growth, investment and expansion. Unfortunately, we are not immune to the headwinds being faced by our customers or to the macroeconomic environment at large. After evaluating multiple options, it was clear we needed to take these steps to enable us to scale for the future, continue on our path to profitability, and ultimately deliver on our long-term vision.

How are we supporting people?

There’s no great way to say goodbye in a situation like this, especially when so many have contributed so much to get us to where we are today. We want to offer as much support as we can and be transparent in the process, so here’s what people will receive:

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Severance: We’ll pay at least 16 weeks of salary in the US (as a combination of salary and severance with a signed agreement). People who’ve been here longer will get more. Our international employees will also remain on payroll until June 15 and their severance package will be consistent with regional best practice.

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Healthcare: Health benefits will continue through June 30, 2023, and people in the US will have access to their plan via Cobra for at least 18 months. Amplitude will pay for at least the first two months of Cobra premiums and more for those with longer tenure.

•	Stock: Equity vesting through June 15, 2023.

•	Assistance: Continuation of Employee Assistance Program and Modern Health through June 30, 2023.

•	Career support: Workplace Transition Services & Support for six months starting April 5, 2023.

•	IT equipment: All impacted employees can keep their laptops, once they have been erased remotely by IT, as well as other equipment.

•	Immigration support: Visa support for foreign nationals.

Where to from here?

Today’s news is incredibly difficult for those impacted, but we know it affects everyone who remains as well.

As we’ve said before, the digital analytics category is still in its very early days. It’s only the most forward thinking companies that are just starting to realize its full potential. There is undeniable momentum behind this shift. In these challenging times, we see so many customers depend on us to help them build better products and drive growth and we see so many more out there that we could be reaching. Our ambition to fulfill our vision has never been stronger. Expect to hear more about how we’ll get there in the weeks ahead.

Final thoughts

To those of you impacted, our focus is on helping with your transition today. Please take advantage of the 1:1 meetings that are in your calendar, and reach out to hypercare@amplitude.com with any other questions.

For everyone else, please support your colleagues today however you can. We’ll host a series of All Hands meetings tomorrow for EMEA, the US and APJ so we can address your questions. Then we’ll reset and look to the future.

Spenser, Curtis, and Jeffrey